August 15, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:


We were previously principal accountants for First Bancorp and, under the date of March 6, 2005, we reported on the consolidated financial statements of First Bancorp as of and for the years ended December 31, 2004 and 2003, and under the date of April 25, 2005, we reported on management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004. On July 26, 2005, we were notified that the auditor-client relationship with KPMG LLP will cease upon the completion of the review of First Bancorp's interim financial statements as of June 30, 2005 and for the three and six month periods then ended. On August 9, 2005, we completed the aforementioned review and our appointment as principal accountants was terminated. We have read First Bancorp's statements included under Item 4.01 of its Form 8-K/A filed on August 15, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with First Bancorp's statement that the Audit Committee of the Board of Directors of First Bancorp approved the engagement of Elliott Davis, LLC, as the new independent registered public auditor of First Bancorp, effective immediately after the filing of First Bancorp's Form 10-Q for the period ended June 30, 2005, and we are not in a position to agree or disagree with First Bancorp's statement that First Bancorp has not consulted with Elliott Davis, LLC, regarding any of the matters or reportable events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP